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                                                                      EXHIBIT 11

               THE UNITED STATES SHOE CORPORATION AND SUBSIDIARIES
  EXHIBIT 11. - COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 30, 1993 AND FEBRUARY 1, 1992
  ----------------------------------------------------------------------------
                      (thousands except per share amounts)

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                                                             52 Weeks             52 Weeks             52 Weeks
                                                               Ended                Ended                Ended
                                                            January 29,          January 30,         February  1,
                                                               1994                 1993                 1992
                                                            -----------          -----------         ------------

Weighted average number of common
  shares outstanding during the year                            45,746              45,489              45,050

Common equivalent shares outstanding (a)                           --                   33                 225
                                                            -----------          -----------         ------------

Average common and common equivalent
  shares outstanding                                            45,746              45,522              45,275
                                                            -----------          -----------         ------------
                                                            -----------          -----------         ------------


Earnings (loss) before cumulative effect of
  accounting change                                         $  (15,834)          $   4,368           $  39,974

Cumulative effect of accounting change
  related to nonpension postretirement benefits (b)                 --                  --               (8,771)
                                                            -----------          -----------         ------------

    Net earnings (loss)                                     $  (15,834)          $   4,368           $  31,203
                                                            -----------          -----------         ------------
                                                            -----------          -----------         ------------

Earnings (loss) per common and common
  equivalent share -
    Earnings (loss) before cumulative
         effect of accounting change                        $    (0.35)          $     .10           $     .88
Cumulative effect of accounting change
     related to nonpension postretirement benefits                 --                  --                 (.19)
                                                            -----------          -----------         ------------

           Net earnings (loss) per common share             $    (0.35)          $     .10           $     .69
                                                            -----------          -----------         ------------
                                                            -----------          -----------         ------------

Fully diluted earnings per share are not significantly different from primary earnings per share.

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Notes:
(a) Common equivalent shares are shares issuable upon the exercise of stock options, when dilutive, net of shares assumed to have been purchased with the proceeds.
(b) Refer to "Notes to Consolidated Financial Statements", Note (2) Accounting Changes on page 36 of the company's 1993 Annual Report to Shareholders.

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